EXHIBIT 10.25

P.O. Box 24300, LS450 Oklahoma City, OK 73124 T (405) 525-7788

August 8, 2016

Vine Oil & Gas, LP

Attn: Eric Marsh President and CEO

5800 Granite Parkway

Suite 550

Plano, Texas 75024

Re:	Letter Agreement Regarding Chatman Compressor Station on the Olympia Gathering System

Dear Sir:

This letter agreement (this “Letter Agreement”) is made by and between Enable Midstream Partners, LP (formerly known as CenterPoint Energy Field Services, LLC) (“Enable”) and Vine Oil & Gas LP (successor-in-interest to SWEPI LP) (“Vine”). Enable and Vine are parties to those certain Gas Gathering and Treating Agreements dated September 1, 2009 and April 29, 2010, as has been amended from time to time (respectively the “Magnolia GGA” and the “Olympia GGA”). This Letter Agreement is subject to and made part of the Olympia GGA. Capitalized terms used in this Letter Agreement, if not defined herein, will have the meaning ascribed to them in the Olympia GGA. Enable and Vine may be referred to sometimes individually as a “Party” and collectively as “Parties.”

NOW, THEREFORE, for adequate consideration received and acknowledged, the Parties hereto agree as follows:

1.	Enable will utilize its best efforts to provide a daily average pressure over the course of any Month at the Chatman Compressor Station of approximately 675 psig. Nothing herein shall change any other Pressure Requirements under the Olympia GGA, nor shall it require Enable to add or make modifications to the Olympia Gathering System, if despite Enable’s best efforts, the daily average pressure over the course of any Month is above 675 psig at the Chatman Compressor Station. Enable and Vine expressly agree that no breach of the Olympia GGA shall occur, and no penalty, fee reduction, termination right, volume reduction, release, or any other right or remedy is created or provided to Vine if the daily average pressure over the course of any Month at the Chatman Compressor Station is above 675 psig.

2.

For volumes of Gas that flow from the Olympia Gathering System to the Magnolia Gathering System through the Chatman Compressor Station, the percentage of Gathering Fuel, as provided by Vine in kind under the terms and conditions of the Olympia GGA, shall be increased by the difference in the

Gathering Fuel percentages then currently in effect under the Magnolia GGA and the Olympia GGA during said Gas flow. Additionally, if the daily average pressure over the course of any Month is 675 psig or lower at the Chatman Compressor Station, then the percentage of Gathering Fuel, as provided by Vine in kind under the terms and conditions of the Olympia GGA and this Letter Agreement, shall be increased by fifteen tenths (0.15) during such Month, after taking into account the incremental increase under the preceding sentence (if applicable), but only for the volumes of Gas that flows through the Chatman Compressor Station (the fuel increases contemplated by this sentence and the preceding sentence, collectively, the “Incremental Fuel”). The Parties agree that nothing herein (including the Incremental Fuel) shall alter, increase, expand, decrease or amend the Annual Volume Commitments, as provided in the Olympia GGA, or payments made in connection therewith and that any such alteration, increase, expansion, decrease or amendment that would otherwise apply but for this sentence shall be treated as an independent obligation of Vine and no other person (other than its successors and assigns). All fuel percentages and pressure requirements are based upon the current operating conditions of the Olympia Gathering System.

3.	Except as expressly amended hereby, all terms, conditions and provisions of the Olympia GGA, shall remain in full force and effect.

4.	Each Party may terminate this Letter Agreement in its sole discretion and without any liability or obligation upon: (i) thirty (30) days’ advance written notice to the other party or (ii) the termination of the Olympia GGA.

This Letter Agreement, when accepted by Vine in the space provided below, shall become part of the Olympia GGA. If you have any questions please do not hesitate to contact Jeffrey Holloway at 318¬218-3446 if you have any questions.

Sincerely,

ENABLE MIDSTREAM PARTNERS, LP
By Enable GP, LLC, its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

Agreed and effective this         day of August, 2016.

VINE OIL & GAS LP
By:	Vine Oil & Gas GP LLC,
Its General Partners

By:	/s/ Eric D. Marsh
Eric D. Marsh, President

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